Exhibit 4.20

EXECUTION COPY

AMENDED AND RESTATED ESCROW AGREEMENT

dated as of April 13, 2006

among

CAR FOR A CAR, CORP.,

JPMORGAN CHASE BANK, N.A.,

ALAMO FINANCING L.P.

and

VANGUARD CAR RENTAL USA INC.

i

		Page

Section 6.19.	Waiver of Setoff	23
Section 6.20.	No Recourse	24
Section 6.21.	Electronic Documentation	24
Section 6.22.	Escrow Agreement Constitutes a Collateral Agreement	24
Section 6.23.	Master Servicer to Act	24

ii

AMENDED AND RESTATED ESCROW AGREEMENT

This AMENDED AND RESTATED ESCROW AGREEMENT (as supplemented by the terms of the Amended and Restated Master Exchange Agreement, this “Escrow Agreement”) is entered into as of April 13, 2006, by and among Car for a Car, Corp., a Delaware corporation (the “QI”), JPMorgan Chase Bank, N.A., a New York banking corporation, as the escrow agent (the “Escrow Agent”), Alamo Financing L.P., a Delaware limited partnership (“Alamo LP” or the “Exchangor”) and Vanguard Car Rental USA Inc., as servicer (“Vanguard” or the “Servicer”).

WITNESSETH:

WHEREAS, the Exchangor, as part of its business operations, desires to exchange pursuant to one or more Master Exchanges (the “LKE Program”) certain Vehicles used in its business for other vehicles that are of like-kind, to be held for productive use in its trade or business and to have each such transaction qualify as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations promulgated thereunder (the “Treasury Regulations”) pursuant to one or more of the “safe harbors” described in Section 1.1031(k)-1(g) of the Treasury Regulations, and Revenue Procedure 2003-39;

WHEREAS, subject to the terms and provisions of a master exchange agreement (the “Master Exchange Agreement”), dated as of the date hereof, among the QI and the Exchangor, the Exchangor has engaged the QI to act as a qualified intermediary pursuant to Section 1.1031(k)-1(g)(4) of the Treasury Regulations (such entity, a “Qualified Intermediary”) with respect to its LKE Program in order to facilitate the Master Exchange of Relinquished Property for Replacement Property and to sell receivables and related rights it acquires upon return of Relinquished Vehicles to a Manufacturer or to pledge such receivables and related rights as security for financing for the purchase of Replacement Property and has directed the QI to establish, or become a joint holder of, one or more accounts (with only the Master Exchange Account to be held in escrow by the Escrow Agent under this Escrow Agreement) to hold proceeds from the disposition of Relinquished Property and any Additional Subsidies and to disburse such proceeds and any Additional Subsidies in accordance with Section 1031 of the Code;

WHEREAS, it is the intention of the parties that, as provided in Section 1.1031(b)-1(c) of the Treasury Regulations, consideration received by the Exchangor in the form of a relief from liabilities (or transfer subject to a liability) shall be offset by consideration given by the Exchangor in the form of cash, an assumption of liabilities, or a receipt of property subject to a liability;

WHEREAS, the Escrow Agent may from time to time hold and disburse, pursuant to the terms of this Escrow Agreement, certain funds belonging to the Exchangor that are not derived from the disposition of Relinquished Property for purposes other than the acquisition of Replacement Property;

WHEREAS, subject to the terms and provisions of the Master Exchange Agreement, it is intended that the Exchangor shall not be determined to be in actual or constructive receipt of proceeds from the disposition of Relinquished Property or any earnings thereon; and

WHEREAS, notwithstanding the immediately foregoing paragraph, it is the intent of the parties that the funds held in the Escrow Accounts maintained by the Escrow Agent shall not be part of the QI’s general assets, nor subject to claims by the QI’s creditors;

NOW, THEREFORE, for and in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Master Exchange Agreement. The following terms used in this Escrow Agreement shall have the following meanings, unless otherwise expressly provided herein:

“Accounts” shall mean the Escrow Accounts, the Joint Disbursement Accounts and the Joint Collection Accounts.

“ACH” shall mean a transfer through an Automated Clearing House.

“Additional Subsidies” shall mean funds other than Relinquished Property Proceeds that the Exchangor may use to have the QI acquire Replacement Property and to make Non-LKE Disbursements, which consist of:

(i)            funds on deposit in an Account that no longer constitute Relinquished Property Proceeds because they have been identified to Relinquished Property with respect to which either (i) the Identification Period has expired without identification of Replacement Property having been made or (ii) the Master Exchange Period has expired;

(ii)           funds on deposit in an Account that no longer constitute Relinquished Property Proceeds because the Exchangor has received all of the Replacement Property to which it is entitled under the Master Exchange Agreement in accordance with Section 1.1031(k)-1(g)(6)(iii) of the Treasury Regulations; and/or

(iii)          funds on deposit in a Joint Disbursement Account that never were Relinquished Property Proceeds.

“Alamo LP” shall have the meaning set forth in the preamble hereto.

“Automated Clearing House” shall mean a facility that processes debit and credit transactions under rules established by a Federal Reserve Bank operating circular on automated clearing house items or under rules of an automated clearing house association.

“Base Indenture” shall mean the Fifth Amended and Restated Base Indenture, dated as of the date hereof, between Alamo LP and the Trustee, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day except a Saturday, Sunday or legal holiday on which the offices of the Master Collateral Agent, the Trustee, the Exchangor, the QI or, with respect to any matter involving any Escrow Account, the Escrow Agent (or any successor thereto) or, with respect to any matter involving a Joint Disbursement Account, The Bank of New York (or any successor thereto) are not open for business.

“Code” shall have the meaning set forth in the recitals hereto.

“Disbursement Occurrence” shall have the meaning set forth in Section 3.6 hereto.

“Disqualified Person” shall have the meaning provided in Section 1.1031(k)-1(k) of the Treasury Regulations.

“Electronic Funds Transfer” shall mean any funds transfer initiated by an electronic instruction, including, without limitation, any funds transfer via ACH, any wire transfer via the Federal Reserve System and any funds transfer recorded on the books and records of the banking institution maintaining the relevant accounts.

“Escrow Accounts” shall mean the Master Exchange Accounts, each of which the QI shall maintain by itself or jointly in the course of administering its obligations under the Master Exchange Agreement and this Escrow Agreement, and each of which shall be established (if not already established) and maintained pursuant to terms of this Escrow Agreement by the Escrow Agent.

“Escrow Agent” shall have the meaning set forth in the preamble hereto.

“Escrow Agreement” shall have the meaning set forth in the preamble hereto.

“Escrow Funds” shall mean the funds in the Escrow Accounts.

“Exchangor” shall have the meaning set forth in the preamble hereto.

“Funds Transfer Protocol(s)” shall have the meaning set forth in Section 2.1(c) hereof.

“Identification Period” shall mean, with respect to the Relinquished Property of the Exchangor transferred in a Master Exchange, the period beginning on the date the Exchangor transfers such Relinquished Property to the QI and ending at 11:59 p.m. (New York City time) on the forty-fifth (45th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday).

“IRS” shall mean the Internal Revenue Service.

“Joint Collection Accounts” shall mean the accounts maintained by the Master Collateral Agent at Citibank, N.A. in the name “Citibank, N.A., as Master Collateral Agent and Car for a Car, Corp., as Qualified Intermediary for Alamo Financing L.P.” and such other accounts as may be established from time to time in accordance with Section 2.5(a)(I) of the Master Collateral Agency Agreement and maintained by the Master Collateral Agent in the name of the QI and the Master Collateral Agent for the deposit of among other things Relinquished Vehicle Proceeds and other vehicle disposition proceeds collected from Manufacturers, auction houses and other purchasers of Vehicles.

“Joint Disbursement Account” shall mean an account or series of accounts as defined in Section 5.02 of Revenue Procedure 2003-39 maintained on behalf of the Exchangor and the QI to receive Relinquished Property Proceeds from the Master Exchange Account and any Additional Subsidies from whatever source (including the proceeds of Notes made available pursuant to the Base Indenture, as supplemented by the LKE Supplements thereto).

“LKE Program” shall have the meaning set forth in the recitals hereto.

“LKE Supplement” means a Series Supplement, the Related Vehicles (as defined in the Master Collateral Agency Agreement) of which are subject to an LKE Program.

“Master Collateral Agency Agreement” means the Eighth Amended and Restated Master Collateral Agency Agreement, dated as of April 13, 2006 among National Car Rental Financing Limited Partnership and Alamo LP, as grantors, Vanguard Car Rental USA Inc., as grantor and as master servicer, the various Financing Sources from time to time parties thereto, the various Beneficiaries from time to time parties thereto, and the Master Collateral Agent, as further amended, restated, modified or supplemented from time to time in accordance with its terms.

“Master Collateral Agent” means Citibank, N.A., in its capacity as master collateral agent under the Master Collateral Agency Agreement and any successor thereto or permitted assign in such capacity thereunder.

“Master Exchange” shall mean, with respect to the Exchangor, each of a series of “exchanges”, as defined in Sections 1.1031(k)-1(b)(i) and 1.1031(k)-1(b)(ii) of the Treasury Regulations, pursuant to the Master Exchange Agreement, as determined by the Exchangor, consisting of one or more transfers of Relinquished Property and one or more subsequent related acquisitions of Replacement Property within the relevant Master Exchange Period that are of like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations.

“Master Exchange Account” shall mean an account or accounts (1) established by the QI pursuant to this Escrow Agreement, (2) used to receive funds relating to the Exchangor’s LKE Program from a Joint Collection Account as provided in the Master Exchange Agreement, and (3) used to provide such funds relating to the Exchangor from a Joint Collection Account to a Joint Disbursement Account (to the extent of the funds in the Master Exchange Account, including any Qualified Earnings from the investment of funds held in the Master Exchange Account pursuant to the Escrow Agreement). The Master Exchange Account shall be an account maintained by the Escrow Agent and shall be in the name of the QI as Qualified Intermediary for the Exchangor.

“Master Exchange Agreement” shall have the meaning set forth in the recitals hereto.

“Master Exchange Funds” shall mean (1) Relinquished Property Proceeds deposited into the Master Exchange Account and (2) Additional Subsidies on deposit in the Master Exchange Account to be used to purchase Replacement Property.

“Master Exchange Period” shall mean, with respect to the Relinquished Property of the Exchangor transferred in a Master Exchange, the period beginning on the date the Exchangor transfers such Relinquished Property to the QI and ending at 11:59 p.m. (New York City time) on the earlier of (a) the one hundred eightieth (180th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday) and (b) the due date (including extensions) for the Exchangor’s U.S. federal income tax return for the year in which the transfer of the Relinquished Property takes place.

“Non-LKE Disbursements” shall mean disbursements for the purchase of Vehicles that are not Replacement Property and disbursements relating to the LKE Program in respect of fees, expenses and other costs, including but not limited to those required pursuant to Section 7.2 of the Master Exchange Agreement, but excluding in any case any disbursements for the acquisition of Replacement Property.

“Qualified Earnings” shall mean, with respect to any Relinquished Property, the earnings received on the Relinquished Property Proceeds from such Relinquished Property that have been held in an Escrow Account, a Joint Disbursement Account or a Joint Collection Account for a period not exceeding the Master Exchange Period for such Relinquished Property.

“Qualified Funds” shall mean all Relinquished Property Proceeds that have not become Additional Subsidies pursuant to clauses (i) or (ii) of the definition thereof and any Qualified Earnings.

“Qualified Institution” means a depositary institution or trust company (which may include the Trustee and the Master Collateral Agent) organized under the laws of the United States of America or any one of the states thereof or the District of Columbia; provided, however, that at all times such depositary institution or trust company is a member of the FDIC and has (i) from Standard & Poor’s a long-term indebtedness rating not lower than “AA-” and a short-term indebtedness rating of “A-1+” and from Moody’s a long-term indebtedness rating not lower than “A2” and a short-term indebtedness rating of “P-1”, or (ii) such other rating which satisfies the Rating Agency Confirmation Condition.

“Qualified Intermediary” shall have the meaning set forth in the recitals hereto.

“Relinquished Property” shall mean certain Vehicles used in the Exchangor’s business, which pursuant to an agreement, the Exchangor is transferring, and qualifying as “relinquished property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations, and which have been identified as such by the Exchangor or its agents.

“Relinquished Property Agreement” shall mean any agreement (other than the Master Collateral Agency Agreement and the Lease) pursuant to which Relinquished Property is transferred insofar as such agreement relates to the Relinquished Property, including but not limited to each agreement arising from the exercise by the Exchangor of its right to sell a Vehicle that is Relinquished Property to a Manufacturer pursuant to the terms of its Manufacturer Program and each agreement by the Exchangor to sell a Vehicle that is Relinquished Property to any third party.

“Relinquished Property Proceeds” shall mean, with respect to any Relinquished Property, the amount received from, or on behalf of, the relevant Buyer with respect to such Buyer’s acquisition of such Relinquished Property, (including, without limitation, any amounts received from a Manufacturer Receivables Purchaser or Master Exchange Lender in respect of a sale or pledge of Master Exchanged Vehicle Repurchase Rights) or otherwise received in connection with the disposition of such Relinquished Property, under the related Relinquished Property Agreement(s), unless and until such amount (i) becomes Additional Subsidies as a result of a Disbursement Occurrence or (ii) is transferred to the applicable Lender pursuant to Section 4.2(b)(2) of the Master Exchange Agreement; provided that for the avoidance of doubt, any Master Exchanged Vehicle Repurchase Rights sold and/or pledged to a Manufacturer Receivables Purchaser or Master Exchange Lender, as applicable, shall not constitute Relinquished Property Proceeds.

“Replacement Property” shall mean vehicles that are like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations, to the Relinquished Property and held for productive use as described in Section 1.1031(a)-1 of the Treasury Regulations in connection with the Exchangor’s business operations and qualifying as “replacement property” within the meaning of Section 1.1031(k)-1(a) of the

Treasury Regulations, and which have been identified as such by the Exchangor or its agents.

“Replacement Property Acquisition Cost” shall mean, with respect to a Replacement Property, the amount of consideration required to be paid to the Seller of such Replacement Property under the related Replacement Property Agreement(s).

“Replacement Property Agreement” shall mean any agreement (other than the Master Collateral Agency Agreement and the Lease) (including an obligation of the Exchangor) pursuant to which Replacement Property is acquired insofar as such agreement relates to the Replacement Property, including but not limited to each agreement by the Exchangor to purchase a Vehicle which is Replacement Property from a Manufacturer or vehicle dealer whether such agreement to purchase arises under a Manufacturer Program or otherwise.

“Revenue Procedure 2003-39” shall mean the revenue procedure 2003-39 contained in Bulletin Number 2003-22, dated June 2, 2003, released by the Department of the Treasury, Internal Revenue Service.

“Rights” shall mean (1) with respect to any Relinquished Property, the Exchangor’s rights (but not obligations) in the Relinquished Property Agreements to sell such Relinquished Property and to receive payment of the purchase price for such Relinquished Property and (2) with respect to any Replacement Property, the Exchangor’s rights (but not obligations) to acquire such Replacement Property.

“Safe Harbor” shall mean one or more of the safe harbors described in Section 1.1031(k)-1(g) of the Treasury Regulations and any one or more safe harbor provisions of Revenue Procedure 2003-39.

“Treasury Regulations” shall have the meaning set forth in the recitals hereto.

“Trustee” shall mean The Bank of New York, as trustee under the Base Indenture.

ARTICLE II
GENERAL PROVISIONS

Section 2.1.            In General

(a)           Appointment of Escrow Agent. The Escrow Agent is hereby appointed by the Exchangor and the QI, and agrees to act, as escrow holder of the Escrow Funds held in the Escrow Accounts pursuant to this Escrow Agreement in accordance with the terms hereof.

(b)           Reserved.

(c)           Fund Transfers. Provided they are consistent with this Escrow Agreement and the limitations on the Exchangor’s rights to receive, pledge, borrow or otherwise obtain the benefits of any Relinquished Property Proceeds, the particular mechanisms for accomplishing the movement of Escrow Funds described in this Escrow Agreement may be set forth and memorialized in one or more written “Funds Transfer Protocols” attached hereto from time to time as Exhibit A, which shall either (1) be executed by or on behalf of both the Exchangor and the QI or (2) follow the protocol set forth in Section 3.1 hereof. A Funds Transfer Protocol may also consist of a compendium of previously executed documents or charts (e.g., flow charts, corporate resolutions and signature cards) which when taken together obviate the need for a single written protocol.

(d)           Escrow Accounts. The parties acknowledge and agree that the funds held in any of the Escrow Accounts, or any other account or sub-account established pursuant to the terms of this Escrow Agreement, shall only be distributed in accordance with the terms of this Escrow Agreement, as supplemented by the Master Exchange Agreement. The Escrow Agent shall have no equitable interest in any amounts deposited in any of the Escrow Accounts referred to herein.

Section 2.2.            Provisions Governing the Escrow Accounts. (a)  All Escrow Funds deposited into an Escrow Account pursuant to this Escrow Agreement shall be in U.S. dollars and shall be delivered or disbursed either by (i) federal funds wire transfer, (ii) ACH or other Electronic Funds Transfer, or (iii) cashier’s check, or other check, with notification in a form consistent with, or as described in, Exhibit A hereto.

(b)           The Escrow Agent shall not have any responsibility or liability for any funds delivered pursuant to this Escrow Agreement until actually received in the appropriate account, in accordance with the terms hereof.

(c)           The Escrow Accounts shall be maintained (i) with a Qualified Institution or (ii) as a segregated trust account with the corporate trust department of a depositary institution having corporate trust powers; provided, that if at any time the Qualified Institution with which any Escrow Account is maintained is no longer a Qualified Institution or the credit rating of the long-term obligations of such depository institution or trust company shall be reduced to below “BBB” by S&P or “Baa3” by Moody’s, then the Exchangor shall within thirty (30) days of such reduction, in conjunction with the QI, establish a new Escrow Account with a new Qualified Institution.

ARTICLE III
FUND TRANSFERS

Section 3.1.            Transfer of Collected Funds from the Master Exchange Account. (a)  On any Business Day, pursuant to standing instructions and procedures established by the Exchangor and the QI and in accordance with the Master Exchange Agreement, the Exchangor may initiate proposed Electronic Funds Transfers from the Master

Exchange Account for the purposes described herein that are subject to the QI’s approval and shall notify the QI of such initiated transfers. The instructions with respect to the proposed Electronic Funds Transfers shall set forth the amounts to be withdrawn from the Master Exchange Account and transferred to a Joint Disbursement Account on such day to fund all or a portion of the Replacement Property Acquisition Cost on such day, shall be substantially in the form of Exhibit A hereto, and shall be either (1) executed by or on behalf of both the Exchangor and the QI or (2) executed by or on behalf of the Exchangor with the certification contained in Exhibit A stating that the Exchangor has provided such instruction simultaneously to the Escrow Agent and the QI. Such instructions to the Escrow Agent shall also include instructions regarding adjustments (e.g., calculation errors, overpayments, etc.), if any, to amounts previously funded from the Master Exchange Account. If the QI does not approve any of the proposed Electronic Funds Transfer transactions, the QI shall immediately notify the Exchangor and the Escrow Agent via telephone or fax within one hour of its receipt of notice of such Electric Funds Transfer of the disapproval and the reasons for such disapproval. Any disapproval communicated by telephone shall be confirmed in writing. If the Escrow Agent receives instructions in the form of Exhibit A (i) executed by or on behalf of both the Exchangor and the QI or (ii) executed by or on behalf of the Exchangor with the appropriate certification and the QI has not disapproved of the instructions (orally or in writing) within one hour of the Escrow Agent’s receipt of such instructions, then the Escrow Agent shall promptly execute instructions delivered to the Escrow Agent (subject to the last sentence of this Section 3.1(a) and to any other reasonable conditions to acceptance established by the Escrow Agent in the ordinary course of business, such as proper formatting, complete instructions, etc.). The Escrow Agent shall have no duty or obligation to verify or confirm any of the information contained in the electronic instructions received by it pursuant to this Section 3.1(a). Notwithstanding the foregoing, the Escrow Agent shall have no duty to transfer or distribute any funds from the Master Exchange Account unless such funds have been collected and credited to the Master Exchange Account.

(b)           After the occurrence of a Disbursement Occurrence, the Exchangor shall direct the Escrow Agent to wire any funds held in the Escrow Account that are no longer Relinquished Property Proceeds into the Master Collateral Account.

Section 3.2.            Reserved.

Section 3.3.            Shortfalls in Funding. If, for any reason, the sum of the amounts requested by the Exchangor to be transferred from the Master Exchange Account to a Joint Disbursement Account on any Business Day pursuant to Section 3.1 hereof exceeds the total amount of collected funds in the Master Exchange Account, including any Qualified Earnings from the investment of funds held in the Master Exchange Account pursuant to this Escrow Agreement on such day and actually credited to the Master Exchange Account, the amounts to be transferred to such Joint Disbursement Account from the Master Exchange Account on such day shall be reduced by the amount of such shortfall.

Section 3.4.            Reserved.

Section 3.5.            The Escrow Accounts. Transfers of funds in and out of the Master Exchange Account shall be governed by the terms of this Escrow Agreement, as supplemented by terms of the Master Exchange Agreement. For purposes of convenience, the Exchangor, the QI and the Escrow Agent agree that abbreviations may vary in the name “Car for a Car, Corp.” and that various abbreviations including, but not limited to, the following names, are acceptable to identify the QI for bank account purposes:  “Intermediary” and “QI”.

Section 3.6.            Limitation on Rights to Master Exchange Proceeds.

(a)           All Escrow Funds shall be held subject to the terms of this Escrow Agreement. In particular, all Relinquished Property Proceeds, and any earnings thereon, shall be held subject to Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations. Without limiting the foregoing, the Exchangor’s rights to receive, pledge, borrow or otherwise obtain the benefits of any Relinquished Property Proceeds (whether in the form of money or other property) and any earnings thereon are expressly limited as provided in Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations. In order to preserve the qualification of Master Exchanges as valid like-kind exchanges under the Safe Harbor, the Exchangor shall not have any rights to receive, pledge, borrow or otherwise obtain the benefits of the Relinquished Property Proceeds or the Qualified Earnings thereon held by either the QI or the Escrow Agent except that (1) Relinquished Property Proceeds shall be applied to pay amounts payable (and any other obligations or liabilities arising) under the Base Indenture, as supplemented by the LKE Supplements thereto, required to be repaid with such proceeds pursuant to the terms of the Master Exchange Agreement and (2) Relinquished Property Proceeds may be withdrawn solely for one of the following occurrences with respect to any Master Exchange (each a “Disbursement Occurrence”):  (i) the Exchangor has not identified the Replacement Property with respect to any Relinquished Property on or before the expiration of the Identification Period with respect to such Relinquished Property, (ii) after the identification of Replacement Property with respect to any applicable Relinquished Property and the expiration of the Identification Period with respect to such Relinquished Property, the Exchangor has received all of such identified Replacement Property to which the Exchangor is entitled, (iii) the expiration of the Master Exchange Period for any of the applicable Relinquished Property, (iv) that the QI may enter into Master Exchange Financing Agreements and Manufacturer Receivables Transfer Agreements in accordance with Section 2.12 and Section 2.13 and the other requirements of the Master Exchange Agreement or (v) any occurrence otherwise provided for in Section 1.1031(k)-1(g)6(iii)(B) of the Treasury Regulations. Further, each Escrow Account shall be subject to such restrictions as are necessary for such Escrow Account to satisfy the requirements of Sections 5.02 and 5.03 of Revenue Procedure 2003-39, including, but not limited to, the requirement (i) that each Escrow Account is in the name of the Exchangor and the QI, or in the name of a third party (other than a Disqualified Person), (ii) that each Escrow Account is used to collect, hold, and/or disburse proceeds arising from the sale of Relinquished Property for the benefit of the QI,

(iii) that the terms of fund transfers from each such Escrow Account require authorization from the QI to transfer Relinquished Property Proceeds and (iv) that the Exchangor may not pledge, borrow, or otherwise obtain the benefits of the Relinquished Property Proceeds held in the Escrow Accounts. This provision shall apply notwithstanding any inconsistent instruction given by the Exchangor and notwithstanding any decision by the Exchangor not to pursue a deferred exchange or to abandon the transactions contemplated by this Escrow Agreement.

(b)           The QI shall have only such interest in any of the Escrow Funds as is expressly provided in the Master Exchange Agreement and shall have the right to use, withdraw, transfer or otherwise act with respect to any of the Escrow Funds only as expressly provided in, and for the purposes set forth in, this Escrow Agreement and/or the Master Exchange Agreement.

(c)           In the event this Escrow Agreement is terminated, whether or not replaced with a new Escrow Agreement, the Relinquished Property Proceeds will continue to be held by the Qualified Intermediary subject to the same limitations of this agreement, specifically Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations until such time as they become Additional Subsidies.

Section 3.7.            Returns. If at any time, for any reason, funds transferred from an Escrow Account are returned to such Escrow Account, such funds shall be transferred by the Escrow Agent upon receipt by the Escrow Agent of electronic written instructions from the Exchangor and the QI.

ARTICLE IV
INVESTMENT OF FUNDS

Section 4.1.            Investment of the Master Exchange Funds.

(a)           From time to time during the term of this Escrow Agreement, the Escrow Agent shall invest and reinvest all (or such lesser portion as may be agreed to between the parties hereto) the funds held in the Master Exchange Account in any investments agreed to by the parties hereto; provided, however, that no such investment shall be made at any time that any obligations or liabilities arising under the Base Indenture, as supplemented by the LKE Supplements thereto, which are required to be repaid with the sale proceeds of the related Relinquished Property as provided in the Master Exchange Agreement, are outstanding; provided further, in no event shall the Exchangor direct that any such investment, directly or indirectly, be in any security of the Exchangor or any of its affiliates. Interest and other amounts, or any benefits earned in lieu of the payment of interest, earned on the Escrow Funds shall belong solely to the Exchangor and the parties hereto agree that absent a change in law, all information returns shall identify the Exchangor as the recipient. Notwithstanding any type of benefit that may accrue to the Exchangor as a result of the deposit of the Relinquished Property Proceeds in the Master Exchange Account, the Exchangor acknowledges and agrees that absent a Disbursement Occurrence it will not have the right to receive, pledge, borrow or otherwise obtain the benefit of any of the Qualified Funds, any interest thereon, or any other benefits earned in lieu of interest, held or otherwise provided by the QI or the Escrow Agent.

(b)           If any Qualified Earnings on Relinquished Property Proceeds are held in the Master Exchange Account, such Qualified Earnings shall not be disbursed during the Master Exchange Period for the related Relinquished Property. Any Qualified Earnings as to which the Master Exchange Period of the Relinquished Property has expired shall thereafter be deemed Additional Subsidies.

(c)           Notwithstanding the foregoing, the Escrow Agent shall not have any liability for any loss sustained as a result of any investment made as provided in this Section 4.1 or any liquidation of any such investment prior to its maturity, other than investments, if any, for which the Escrow Agent is the obligor.

ARTICLE V
DISTRIBUTIONS

Section 5.1.            Distribution of Escrow Funds. The Escrow Agent shall hold the Escrow Funds in its possession until instructed hereunder to deliver the Escrow Funds or any specified portion thereof as follows:

(i)            If the Escrow Agent receives a request pursuant to Section 3.1 hereof authorizing release of the Escrow Funds, or a portion thereof, the Escrow Agent shall, subject to the terms and conditions described in this Escrow Agreement, disburse the Escrow Funds, or designated portion thereof, including any interest or other amounts earned on the Escrow Funds, pursuant to the instructions set forth in such request, provided however, that other than as set forth in Section 3.1 hereof, the Escrow Agent shall have no duty or obligation to verify or confirm any of the information contained in the request.

(ii)           If the Escrow Agent receives written notice substantially in the form of Exhibit B hereto authorizing termination of the escrow hereunder for failure to identify the Replacement Property with respect to any Relinquished Property within the Identification Period with respect to such Relinquished Property, signed jointly by or on behalf of authorized representatives of the QI and the Exchangor, the Escrow Agent shall, within two (2) Business Days after receipt of such notice, redeem or otherwise liquidate the Escrow Funds and disburse the Escrow Funds (including any interest or other amounts earned on the Escrow Funds), or designated portion thereof, to the Master Collateral Account pursuant to the instructions set forth in such notice.

(iii)          If the Escrow Agent receives written notice substantially in the form of Exhibit D hereto authorizing termination of the escrow hereunder, as related to designated Relinquished Property Proceeds, and any Qualified Earnings thereon, for failure to acquire Replacement Property within the Master Exchange

Period, signed jointly by or on behalf of authorized representatives of the QI and the Exchangor, the Escrow Agent shall, within two (2) Business Days after receipt of such notice, redeem or otherwise liquidate the Escrow Funds and disburse the Escrow Funds (including any interest or other amounts earned on the Escrow Funds), or designated portion thereof, to the Master Collateral Account pursuant to the instructions set forth in such notice.

(iv)          If the Escrow Agent receives a written release notice substantially in the form of Exhibit E hereto stating that a new escrow holder has been appointed pursuant to an escrow agreement substantially in the form of this Escrow Agreement and authorizing termination of the escrow hereunder, signed jointly by or on behalf of authorized representatives of the QI and the Exchangor, the Escrow Agent shall release the Escrow Funds (or any portion thereof), in the amounts and to the parties referenced in such notice, and any documentation related to the tax deferred exchange that it may hold. At no time during the transition from existing Escrow Agent to the new Escrow Agent shall the Exchangor have the right to receive, pledge, borrow or otherwise obtain the benefits of the Escrow Funds unless such funds become Additional Subsidies.

(v)           If the Exchangor terminates this Escrow Agreement pursuant to Section 6.14 hereof, and thereafter the Escrow Agent receives written notice substantially in the form of Exhibit E hereto stating that a new escrow holder has been appointed pursuant to an escrow agreement substantially in the form of this Escrow Agreement following the termination of this Escrow Agreement, the Escrow Agent shall, on the date set forth in such notice, which in no event shall be less than two (2) Business Days following the Escrow Agent’s receipt of such notice, redeem or otherwise liquidate the Escrow Funds and disburse the Escrow Funds (including any income, interest, or other amounts earned on the Escrow Funds) to such new escrow holder, pursuant to the instructions set forth in such notice.

(vi)          The Escrow Agent will only accept instructions that have been signed by those persons authorized to do so per an authorization in the form of Exhibit C (as such exhibit may be amended and supplemented from time to time). The signatures contained in an authorization in the form of Exhibit C hereto will be considered good and valid for all exhibits until rescinded or modified in writing via a new authorization in the form of Exhibit C delivered to the Escrow Agent.

(vii)         Except as otherwise provided pursuant to Section 3.1 and Section 3.6(a) hereof and this Section 5.1, the Escrow Funds may not be disbursed under any conditions except those set forth above in this Section 5.1, and the parties agree that neither the QI nor the Exchangor shall have the authority to direct (and no such direction shall be effective against) the Escrow Agent to disburse Escrow Funds. All disbursements made pursuant to this Escrow Agreement by the Escrow Agent shall be made by wire, ACH or other Electronic Funds Transfer unless such party, in its sole discretion, agrees to another method of disbursement or delivery.

ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.1.            Obligations of the Escrow Agent.

(a)           The Escrow Agent shall invoice the Exchangor for authorized fees and expenses payable by the Exchangor. Payments of reasonable fees and expenses pursuant to an invoice shall be due thirty (30) days from the date of the Exchangor’s receipt of such invoice plus any required supporting documentation.

(b)           The Escrow Agent shall not have any obligation to, nor shall it incur any liability for failing to, advance, use or risk, in any manner or for any purpose, its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. The provisions of this Section 6.1(b) shall survive the termination of this Escrow Agreement.

(c)           Except as expressly contemplated by this Escrow Agreement, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Funds, except pursuant to an order of a court of competent jurisdiction.

(d)           The duties, responsibilities and obligations the Escrow Agent under this Escrow Agreement shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. Other than as contemplated herein, the Escrow Agent shall not be subject to, or required to comply with, any other agreement between the Exchangor and the QI or to which the Exchangor or the QI is a party, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Exchangor or the QI or an entity or entities acting on their behalf.

(e)           If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Escrow Funds (including, but not limited to, orders of attachment or garnishment or other forms of levies, injunctions or stays relating to the transfer of the Escrow Funds), the Escrow Agent shall promptly notify the Trustee and the Master Collateral Agent of such occurrence and the Escrow Agent shall thereafter be authorized to comply therewith in any manner that it or legal counsel of its own choosing reasonably deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, it shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(f)            The Escrow Agent shall not be under any duty to give the Escrow Funds held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any Escrow Funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(g)           At any time the Escrow Agent may request an instruction in writing from the Exchangor and the QI and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) Business Days after the Exchangor and the QI receive the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested, including a refusal to the proposed course of action.

(h)           In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received hereunder by the Escrow Agent, the Escrow Agent may, in its sole discretion, only after notifying the Exchangor and the QI in writing, refrain from taking any action other than retaining possession of the Escrow Funds unless the Escrow Agent receives written instructions, signed by the Exchangor and the QI, which eliminates such ambiguity or uncertainty.

(i)            The Exchangor shall pay or reimburse the Escrow Agent upon request, for any taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold the Escrow Agent harmless from any amounts it is obligated to pay in the way of such taxes. In addition, all interest or other income earned under this Escrow Agreement shall be allocated to the Exchangor for federal income tax purposes, and paid only as directed by the Exchangor and the QI pursuant to the terms and conditions of this Escrow Agreement, as supplemented by the terms of the Master Exchange Agreement, and reported by the Exchangor to the IRS or any other taxing authority. Notwithstanding any written directions, the Escrow Agent shall report, and as required withhold, any taxes it determines may be required by any law or regulation in effect at the time of distribution. If any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the IRS or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation. This Section 6.1(i) shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(j)            The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it by the Exchangor or otherwise hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Subject to Section 5.1(vi) hereto, the Escrow Agent may act in reliance upon, and shall be fully protected in relying upon, any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. All written notices when received as provided pursuant to Section 6.3 hereof shall be valid and accepted whether signed in counterparts or one document.

Section 6.2.            Conflicting Instructions; Adverse Claims. In the event of any disagreement between the Exchangor and the QI resulting in conflicting instructions to (including, without limitation, the disapproval by the QI of a proposed Electronic Funds Transfer pursuant to Section 3.1 hereof), or adverse claims or demands by the Exchangor and the QI upon, the Escrow Agent with respect to the release of the Escrow Funds or any part thereof, then the Escrow Agent shall immediately deliver a true copy thereof to the Exchangor, the QI, the Master Collateral Agent and the Trustee along with the Escrow Agent’s written notice in refusing to comply with the adverse claims or demands referred to above, or as an alternative, wait for clarification from both the Exchangor and the QI before complying. If the Escrow Agent gives written notice to the Exchangor, the QI, the Master Collateral Agent and the Trustee as referred to above, then the Escrow Agent shall be entitled to and be fully protected in refusing to comply with any claims or demands on it and shall continue to hold the Escrow Funds until it receives either (i) a written notice signed by both the QI and the Exchangor directing the delivery of the Escrow Funds or (ii) a final order of a court of competent jurisdiction, entered in a proceeding in which the QI and the Exchangor are named as parties, directing the delivery of the Escrow Funds in accordance with the terms of this Escrow Agreement, in either of which events the Escrow Agent shall then deliver the Escrow Funds in accordance with said direction. The Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in clause (i) or (ii) above. Upon the taking by the Escrow Agent of any action in accordance with clause (i) or (ii) above, the Escrow Agent shall be released of and from all liability hereunder with respect to the Escrow Funds.

Section 6.3.            Notices. Notices, demands and requests delivered or made pursuant to this Escrow Agreement shall be addressed to:

(a)           The Escrow Agent at:

JPMORGAN CHASE BANK, N.A.
Two Corporate Drive,
Floor Seven
Shelton, CT  06484
Fax:  781-982-9558

(b)           The QI at:

Jason M. Orben, President
Car for a Car, Corp.
c/o J.P. Morgan Property Exchange Inc.
1001 Hingham Street, Suite 300
Rockland, MA 02370
Fax:  781-982-9558
E-Mail:  CARFORACAR_VEHICLE@JPMORGAN.COM

(c)           The Exchangor at:

Orlando Figueroa, President
c/o Lord Securities Corporation
48 Wall Street
New York, NY 10005
Fax:  212-346-9019
E-Mail:  of@lordspv.com

with a copy to the Vanguard at:

Vanguard Car Rental USA Inc.
6929 North Lakewood Avenue
Suite 100
Tulsa, OK  74117
Attn:  Gerard Kennell

(d)           The Trustee at:

The Bank of New York
101 Barclay Street, Floor 8 West
New York, NY  10286

Attn:	Corporate Trust Administration –
Asset Backed Securities Unit
Phone:	(212) 815-4389
Fax:	(212) 815-2493

(e)                                  The Master Collateral Agent at:

388 Greenwich Street

14th Floor

New York, NY 10013

Attention: Agency and Trust Department

Phone:	(212) 816-5648
Fax:	(212) 816-5530

(f)                                    The Servicer at:

Vanguard Car Rental USA Inc.
6929 North Lakewood Avenue
Suite 100
Tulsa, OK  74117
Attn:  Gerard Kennell

Any notice, demand or request hereunder shall be effective only if given in writing and delivered (i) personally and received by or on behalf of the person to whom addressed, (ii) by nationally recognized overnight delivery service (such as, without limitation, Federal Express), (iii) by certified or registered mail, return receipt requested, postage prepaid, (iv) by electronic instruction delivered pursuant to any Funds Transfer Protocol made a part of this Escrow Agreement including by facsimile transmission. Notices, demands and requests sent in accordance herewith shall be deemed given as of the documented date of receipt.

Section 6.4.            Notice of Claims Relating to the Escrow Accounts. If the Escrow Agent receives a written notice signed by or on behalf of either the QI or the Exchangor (or a third party having knowledge and disclosing to the Escrow Agent reasonably reliable proof of such matter) advising the Escrow Agent that there is a pending litigation between the QI and the Exchangor or any other entity claiming entitlement to the Escrow Funds, (i) the Escrow Agent may, on notice to the Master Collateral Agent, the Trustee, the QI and the Exchangor, deposit the Escrow Funds with the clerk of the court in which said litigation is pending; or (ii) take such affirmative steps as it elects in order to terminate its duties as escrow holder hereunder, including, without limitation, the deposit of the Escrow Funds with a court of competent jurisdiction and, if no action to which the QI and the Exchangor are parties is then pending with respect to the Escrow Funds, the commencement of an action for interpleader, the costs thereof to be borne jointly and severally by the QI and the Exchangor.

Section 6.5.            Limitation of Liabilities; Indemnification. (a)  The parties hereto hereby acknowledge and agree that the duties of the Escrow Agent hereunder are purely ministerial, at the request of the QI and the Exchangor and for their convenience. The Escrow Agent shall not be or be deemed to be the agent or trustee for the QI or the Exchangor, and neither the QI nor the Exchangor shall be or be deemed to be the agent or trustee of the Escrow Agent. The QI and the Exchangor agree that, notwithstanding any provision hereof to the contrary, the Escrow Agent shall not incur any liability whatsoever for any action taken, suffered or omitted or for any loss or injury resulting from their respective actions or their respective performance or lack of performance of their respective duties hereunder in the absence of gross negligence or willful misconduct on its part, and do hereby release and waive any claim they may have against the Escrow Agent, which may result from its performance of its obligations under this Escrow Agreement other than as a result of gross negligence or willful misconduct including, but not limited to, a delay in the electronic wire transfer of, or other delivery of, funds. Without limiting the generality of the foregoing, the Escrow Agent shall not be responsible or liable in any manner whatsoever for (a) acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Exchangor or the QI or any entity acting on behalf of the Exchangor or the QI provided for herein, (b) for the acts or omissions in compliance and accordance with this Escrow Agreement of their respective nominees, correspondents, designees, agents, subagents or subcustodians, so long as such nominees, correspondents, designees, agents, subagents or subcustodians are selected with due care, (c) for the investment or reinvestment of any Escrow Funds held by it hereunder, in each case in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds or any loss of interest incident to any such delays, (d) an amount in excess of the value of the Escrow Funds valued as of the date of deposit, (e) the sufficiency, correctness, genuineness, validity or enforceability of any document or instrument delivered to it, including without limitation, any fax document or instrument, (f) the form of execution of any such document or instrument, (g) the apparent identity, authority, or rights of any person executing or delivering any such document or instrument, (h) the terms and conditions of any document or instrument pursuant to which the parties may act, or (i) the validity or effectiveness of any of the transactions, or the treatment for tax purposes, of any of the transactions contemplated herein, (j) the sale of the Relinquished Property or the selection or terms of acquisition of any Replacement Property or other property, or the state of title, condition, quality or value of any Relinquished Property, Replacement Property or other property, (k) compliance with or monitoring the requirements of Section 1031 of the Code and/or Revenue Procedure 2003-39, including, without limitation, any time periods or notice or performance requirements, or (l) the treatment for tax purposes (including, without limitation, pursuant to Section 1031 of the Code and/or Revenue Procedure 2003-39) of any Escrow Funds delivered or held hereunder or the income, interest or other amounts which may be earned or accrue relative to the Escrow Funds. Subject to Section 5.1(vi) hereto, the Escrow Agent shall be entitled to rely upon the authenticity of any signature, including, without limitation, any fax signature, purporting to be by the QI or the Exchangor received by it relating to this Escrow Agreement.

(b)           The Exchangor shall, and hereby does indemnify, protect, save, defend and hold harmless the Escrow Agent and its respective officers, directors, employees, agents and attorneys from and against all claims, loss, damage and costs, including, but not limited to, reasonable attorney’s fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder (including, without limitation, such reasonable legal fees and court costs as may be incurred by the Escrow Agent pursuant to this Escrow Agreement), except with respect to acts involving gross negligence or willful misconduct on the part of the Escrow Agent (and then only to the extent attributable to the same). Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 6.5(b) shall survive the termination of this Escrow Agreement.

(c)           The Escrow Agent may consult with legal counsel of its own choosing, at the reasonable expense of the Exchangor, as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d)           The Escrow Agent shall not be required to give any bond or other security hereunder. The QI and the Exchangor hereby acknowledge that the Escrow Agent shall not have any liability for any loss, cost or damage that the QI or the Exchangor or any other person or entity may sustain by reason of the failure to pay, default, insolvency or bankruptcy of any entity or investment in which the Escrow Funds may have been invested or deposited which prevents or delays payment of the Escrow Funds or any interest, income or other amount earned or accrued thereon as herein provided.

(e)           The Escrow Agent has executed this Escrow Agreement for the sole purpose of agreeing to act as such in accordance with the terms and conditions of this Escrow Agreement. The recitals contained herein shall be taken as the statements of the QI and the Exchangor and shall not be deemed representations or warranties of the Escrow Agent.

Section 6.6.            Entire Agreement. This Escrow Agreement, the Master Exchange Agreement and the other agreements referenced herein and in the Master Exchange Agreement contain the entire agreement between the parties relative to the subject matter hereof and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth herein. This Escrow Agreement may not be assigned, modified, or amended except by writing executed by the parties hereto and satisfaction of the Rating Agency Confirmation Condition. No change or amendment of this Escrow Agreement affecting the rights, duties, or liability of a party hereto shall be binding upon such party, unless agreed to in writing signed by such party.

Section 6.7.            Counterparts. This Escrow Agreement may be executed in any number of counterparts, and such counterparts, taken together, shall constitute one and the same instrument.

Section 6.8.            No Third Party Beneficiaries. Except as provided in this Section 6.8, the terms and provisions of this Escrow Agreement shall give rise to no right in any person, firm or corporation other than the parties hereto and their respective successors and assigns, and no other person or entity shall have the right to enforce or benefit from the terms hereof. To secure Alamo LP’s obligations under the Base Indenture, as supplemented by the LKE Supplements thereto, Alamo LP has pledged, assigned, conveyed, delivered, transferred and set over to the Master Collateral Agent a security interest in all of its right, title and interest in, to and under this Escrow Agreement, including any amendments hereto, all monies due and to become due to Alamo LP hereunder, whether such amounts are released from the Joint Collection Account by the QI and payable to Alamo LP or payable as damages for breach of this Escrow Agreement or otherwise, and all other property released or to be released by the QI to Alamo LP hereunder and all rights to compel performance and otherwise exercise remedies hereunder.

Section 6.9.            Authorization. The persons signing this Escrow Agreement and any accompanying exhibits each represent and warrant that they have the power and authority to do so and have been duly authorized to execute and deliver this Escrow Agreement and any accompanying exhibits on behalf of the party for whom they are so executing and delivering the same.

Section 6.10.          Termination. Upon delivery of all of the Escrow Funds and all interest earned thereon as required or permitted hereunder and following written notice to each of the Escrow Agent, the Master Collateral Agent and the Trustee from the Exchangor of the termination of this Escrow Agreement, the Escrow Agent shall be relieved and discharged from all obligations and liabilities hereunder with respect thereto and this Escrow Agreement shall thereupon be deemed terminated.

Notwithstanding any provision herein to the contrary, the Escrow Agent shall have the right to terminate this Escrow Agreement at any time (the “Termination Date”) prior to complete disbursement of all of the Escrow Funds upon not less than ninety (90) Business Days’ notice to the QI, the Exchangor, the Master Collateral Agent and the Trustee, provided, however, that (i) if a notice to disburse the Escrow Funds pursuant to Section 5.1 hereof is received by the Escrow Agent and such disbursement is to occur prior to the Termination Date, then the Escrow Agent will comply with the terms of this Escrow Agreement and make such disbursement pursuant hereto and (ii) in the event that any party hereto terminates this Agreement, such party shall not do so in a manner that causes a pending Master Exchange not to qualify under Section 1031 of the Code or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39. If the Escrow Agent gives notice setting a Termination Date, the Exchangor and the QI may, at their option and provided that the Rating Agency Confirmation Condition is satisfied with respect thereto, appoint one or more new escrow agents pursuant to an escrow agreement substantially in the form of this Escrow Agreement and, provided the Escrow Agent shall receive an instruction substantially in the form of Exhibit E hereto not less than two (2) Business Days prior to the Termination Date, the Escrow Agent shall deliver the Escrow Funds in accordance with such instruction.

Section 6.11.          No Discretion. The Escrow Agent may act through agents or attorneys-in-fact, by and under a power of attorney duly executed by the Escrow Agent in carrying out any of the powers and duties pursuant to this Escrow Agreement, subject to clause (b) of Section 6.5(a) hereof. The Escrow Agent shall not be required to exercise any discretion hereunder.

Section 6.12.          CHOICE OF LAW. THIS ESCROW AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS ESCROW AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS ESCROW AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. VENUE SHALL BE IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

Section 6.13.          JURY TRIAL WAIVER. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS ESCROW AGREEMENT, INCLUDING ANY COUNTERCLAIM THERETO.

Section 6.14.          Certain Bankruptcy Events. If the Escrow Agent:

(a)           suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction or any regulatory agency in an involuntary proceeding commenced under any applicable insolvency, receivership or other similar law of any jurisdiction now or hereafter in effect, or has any such proceeding commenced against it which remains undismissed for a period of thirty (30) days, or

(b)           commences a voluntary case under any applicable bankruptcy, insolvency, receivership or similar law now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing, then the Exchangor may, immediately upon notice to the QI, the Master Collateral Agent, the Trustee and the Escrow Agent, appoint, or cause the QI to appoint, a successor and upon such appointment such successor shall be vested with all title, estate, rights, obligations and powers conveyed to the Escrow Agent hereunder, subject to the terms and conditions hereof.

Section 6.15.          Force Majeure. No party to this Escrow Agreement is liable to any other party for losses due to its inability to perform its obligations under the terms of this Escrow Agreement due to acts of God, war, terrorism, fire, floods, strikes, equipment or transmission failure or other causes so long as any such causes are reasonably beyond its control.

Section 6.16.          Treasury Regulations Disclosure Requirements. The Exchangor represents that it does not intend to treat any transaction contemplated by this Escrow Agreement as a reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations, and without limiting the foregoing, will fully comply with the filing and reporting requirements applicable to like-kind exchanges, including any requirement in applicable regulations and forms. In the event that the Exchangor determines to take any action inconsistent with such intention, the Exchangor will promptly notify the QI, and the Exchangor acknowledges that in this event, any other party to this Escrow Agreement may treat the transaction as subject to Section 301.6112-1 of the Treasury Regulations, and maintain the investor list and other records required by such Treasury Regulation.

Section 6.17.          Power of Attorney. Alamo LP shall execute on the date hereof a power of attorney substantially in the form of Exhibit F hereto, pursuant to which Vanguard may exercise any of Alamo LP’s rights under this Escrow Agreement, including but not limited to the right to execute any and all documents pertaining to the transfer or release of Escrow Funds and to terminate the Escrow Agreement.

Section 6.18.          No Petitions. (a)  Each of the Escrow Agent, the QI and Vanguard hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, Alamo LP, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the Escrow Agent, the QI or Vanguard takes action in violation of this Section 6.18, Alamo LP agrees, for the benefit of the secured parties under the Base Indenture, as supplemented by the LKE Supplements thereto, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Escrow Agent, the QI or Vanguard, as applicable, against Alamo LP or the commencement of such action and raise the defense that the Escrow Agent, the QI and Vanguard, as applicable, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(b)  Each of the Escrow Agent, Alamo LP and Vanguard hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, the QI, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the Escrow Agent, Alamo LP or Vanguard takes action in violation of this Section 6.18, the QI agrees, for the benefit of the secured parties under the Base Indenture, as supplemented by the LKE Supplements thereto, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Escrow Agent, Alamo LP or Vanguard, as applicable, against the QI or the commencement of such action and raise the defense that the Escrow Agent, Alamo LP and Vanguard, as applicable, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

Section 6.19.          Waiver of Setoff. The Escrow Agent agrees that all monies, checks, instruments and other items of payment deposited into the Escrow Accounts shall not be subject to deduction, setoff, banker’s lien, or any other right in favor of any

Person, except that the Escrow Agent may setoff (i) any checks credited to the Escrow Accounts and thereafter returned unpaid because of uncollected or insufficient funds and (ii) items, including, without limitation any Automated Clearing House transactions, which are returned for any reason or any adjustments.

Section 6.20.          No Recourse. The obligations of Alamo LP under this Escrow Agreement are solely the obligations of Alamo LP. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Escrow Agreement against any manager, partner, employee, officer or director of Alamo LP. Fees, expenses, costs and indemnities payable by Alamo LP hereunder shall be payable by Alamo LP to the extent and only to the extent that Alamo LP is reimbursed therefor. No amounts owing hereunder by Alamo LP shall constitute a “claim” for purposes of the Bankruptcy Code.

Section 6.21.          Electronic Documentation. Each of the parties hereto agrees that any instruction required to be delivered in the form of Exhibit A, Exhibit B or Exhibit D may be provided in an electronic form so long as the form of electronic documentation used is sufficient to constitute a legal and binding instruction.

Section 6.22.          Escrow Agreement Constitutes a Collateral Agreement. This Escrow Agreement is entered into in connection with the issuance and purchase of the Notes and relates to the Leases and the Vehicles. This Escrow Agreement shall constitute a Collateral Agreement under the Base Indenture, including, without limitation, for the purposes of Sections 8.24 and 12.2 thereof.

Section 6.23.          Master Servicer to Act. The Master Servicer may act on behalf of the Exchangor hereunder.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the day and year first above written.

Qualified Intermediary:

CAR FOR A CAR, CORP.

By:	/s/ William P. Lopriore
	Name:	William P. Lopriore, Jr.
	Title:	Senior vice President

Exchangor:

ALAMO FINANCING L.P.

By: ALAMO FINANCING L.L.C., as its general partner

By:	/s/ Jill A. Gordon
Print Name: Jill A. Gordon
Title: Vice President
Fed. ID #:

Escrow Agent:

JPMORGAN CHASE BANK, N.A.

By:	/s/ William P. Lopriore
Print Name: William P. Lopriore, Jr.
	Title:	Vice President

Servicer:

VANGUARD CAR RENTAL USA INC.

By:	/s/ Gerard J. Kennell
Print Name:Gerard J. Kennell
Title: Senior Vice President & Treasurer

[Escrow Agreement]